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                             WEIL, GOTSHAL & MANGES
                A Partnership Including Professional Corporations
                   767 Fifth Avenue   New York, NY  10153-0119
                                 (212) 310-8000
                               Fax: (212) 310-8007




Writer's Direct Line
                                 April 29, 1994



     Franklin Resources, Inc.
     777 Mariners Island Blvd.
     San Mateo, California 94404

     Gentlemen:

          We have acted as counsel to Franklin Resources, Inc. (the "Company") in connection with the preparation of the Registration Statement on Form S-8 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission on the date hereof with respect to 122,754 shares of common stock of the Company, par value $0.10 per share (the "Common Stock"), being registered in connection with the Company's United Kingdom Stock Option Plan #1 (the "Plan").

          In so acting, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

          In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

          Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the Common Stock reserved for issuance upon the exercise of options granted and to be granted under the Plan will be, when issued and paid for upon


















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     Franklin Resources, Inc.
     April 29, 1993
     Page

     such exercise in accordance with the provisions of the Plan, validly issued, fully paid and non-assessable.

          We hereby consent to the use of this opinion as an exhibit to the Registration Statement. We further consent to any and all references to our firm in the Registration Statement

          The opinion herein is limited to the corporate laws of the State of Delaware, and the federal laws of the United States, and we express no opinion as to the effect on the matters covered by this opinion of the laws of any other jurisdiction.

          This opinion is rendered solely for your benefit in connection with the transaction described above. Except as noted above, this opinion may not be used or relied upon by any other person and may not be disclosed, quoted, filed with a governmental agency or otherwise referred to without our prior written consent.

                                             Very truly yours,

                                             WEIL, GOTSHAL & MANGES